Exhibit 99.1

[LOGO] CH Energy Group, Inc.

                                                                    NEWS RELEASE

                                                                   July 25, 2006

For Release:    Immediately
Contact:        Investors:    Stacey A. Renner, (845) 486-5730
                News Media:   Denise D. VanBuren, (845) 471-8323

                 CH Energy Group Reports Second-Quarter Earnings

(Poughkeepsie, NY) Earnings per share for the second quarter of 2006 for CH Energy Group, Inc. (NYSE:CHG) were 26 cents per share, versus the 41 cents per share posted during the second quarter of 2005. Increased operating and maintenance expenses, unseasonable weather, and the absence of one-time income tax adjustments that had been made in 2005 were among the primary drivers of the variation. Some of the favorable offsetting developments of the quarter included gains from several regulatory mechanisms within utility Central Hudson Gas & Electric Corporation, the sale of property held by holding company CH Energy Group and an increase in income from Central Hudson Enterprises Corporation's interest in Cornhusker Ethanol, LLC, a Nebraska ethanol plant.

      "These quarter-over-quarter results were anticipated, and our business remains fundamentally strong," said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "We continue to make progress on several long-term objectives. Within our regulated utility, the terms of an Order - approved by the New York State Public Service Commission on July 19 and made public just yesterday - to increase energy delivery rates are being carefully reviewed. If we accept those terms, these increases in electric and natural gas delivery rates would be the first in more than 13 years, and would immediately improve cash flows.

      "Our regulated utility and our non-regulated fuel distribution business, meanwhile, also both continue to see growth in their customer base. In addition, we continue to make progress in our non-regulated investment portfolio, with the addition of our majority ownership of the Lyonsdale Biomass plant that was acquired in April," Lant said.

Regulated Electric and Gas Business:

Central Hudson earned 25 cents per share in the second quarter of 2006, compared to 37 cents during the same period of 2005. Reduced heating and cooling degree days decreased electric deliveries for residential and commercial customers by 7 and 3 percent, respectively, from the same quarter of the prior year; electric deliveries to industrial customers declined by 4 percent. Natural gas deliveries decreased by 10 percent overall as compared to the second quarter of 2005, with residential, commercial and industrial deliveries falling by 10, 9 and 19 percent, respectively. Vegetation management, transmission line inspection and other electric infrastructure expenses contributed to an increase in operating expenses. Various regulatory mechanisms partially offset the impacts of reduced sales and increased operating expenses.

Unregulated Fuel Distribution Businesses:

Griffith Energy Services lost 13 cents per share - compared to a 9-cent-per-share loss during the same period last year - during a quarter in which fuel distribution businesses typically report losses due to the nature of their seasonal delivery business. Increased operating expenses associated with the acquisition of several small "tuck-in" fuel distribution companies also contributed to this business segment's quarterly loss; however, these acquisitions are expected to add to Griffith's revenues in the heating season. Additional marketing expenses were also incurred in order to increase the residential customer base. Improved service profitability resulting from increased service contract revenue helped to offset the decline, as did an increase in margins for certain petroleum products.

Unregulated - Other Businesses:

Unregulated business units earned 14 cents during the quarter, compared to 13 cents in the second quarter of 2005. Central Hudson Enterprises Corporation's investment in the Cornhusker ethanol plant increased earnings by 4 cents per share during the quarter, while the sale of property held by the holding company increased quarterly results by 3 cents. Income taxes increased 8 cents compared to the second quarter of the prior year due to the absence of a one-time item related to the favorable settlement of a 2001 tax audit.

About CH Energy Group

With more than 450,000 customers CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 367,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel oil distribution and renewable energy. CHEC's fuel distribution business supplies energy products and services to more than 85,000 customers in seven states, stretching from Connecticut to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, and a biomass plant in upstate New York.

                                      # # #

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, July 25, 2006. Dial-in:
1-800-611-1148; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 7:15 p.m. (ET) on July 25, 2006, until 11:59 p.m.
(ET) on August 1, 2006, by dialing 1-800-475-6701 and entering access code #836163. In addition, consolidated financial statements are available on the Company's Web site at www.CHEnergyGroup.com.

Forward-Looking Statements

      Statements included in this news release, including documents incorporated by reference that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

                                                                        page -1-

                                    APPENDIX

Highlights Relative to Prior Year

----------------------------------------------------------------------------------------
                                                                           2006 More
3 Months Ended June 30:                    2006(1)          2005(1)     (Less) than 2005
                                           ----             ----        ----------------
Operating Revenues                     $213,891,000     $189,570,000     $ 24,321,000

Income Available for
       Common Stock                    $  4,068,000     $  6,533,000     $ (2,465,000)

Earnings Per Share
       of Common Stock (Basic)         $        .26     $        .41     $       (.15)

Average Shares Outstanding (Basic)       15,762,000       15,762,000
       (1) Unaudited
----------------------------------------------------------------------------------------

Consolidated basic earnings per share of CH Energy Group Inc. (CHEG), decreased $.15 per share due to the following:

      Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.: - $ .12

o Down $.12 due to an increase in various operating expenses. This figure is net of $.08 from the recording of electric revenues to restore earnings to the allowed rate of return in accordance with the provisions of Central Hudson's Settlement Agreement, which expired June 30, 2006. Expenses that increased included: electric distribution and line clearance work ($.06), electric transmission line inspection ($.03), uncollectible accounts ($.02), other electric transmission and distribution expenses ($.03), and other expenses (total of $.06).

o Down $.03 due to a decrease in natural gas net operating revenues resulting from warmer weather in April and May, as compared to the same months last year. Residential heating degree-days for these two months decreased 9% over last year. Billed deliveries to firm natural gas customers decreased 10% and the number of customers increased 1%. Industrial deliveries, which are approximately 4% of total firm sales, decreased 19%.

o Up $.01 from electric and natural gas regulatory mechanisms including a favorable reconciling adjustment (4 cents) related to Central Hudson's gas supply charge and a 1 cent change related to electric shared earnings. In 2005, the gas supply adjustment was recorded in the third quarter. These increases were partially offset by the absence in the current quarter of 4 cents related to a billing issue resolved by the New York Independent System Operator (NYISO) in June 2005.

o Up $.03 from an increase in electric net operating revenues. Though weather decreased earnings by approximately $.03 per share; this decrease was more than offset by the absence in the current quarter of a 5 cent change in earnings related to a weather-hedging contract in place for the second quarter of 2005. A weather-hedging contract was not in effect for the month of June 2006, but a contract is in effect for July and August. The increase in net revenues also includes an increase in finance charges. Despite modest customer growth, total billed electric deliveries decreased 3%, including a 4% decrease in deliveries to residential customers and a 2% reduction in deliveries to commercial customers, both attributable to a decrease in usage resulting from weather. Residential cooling degree-days were 3% lower than last year and residential electric heating-degree days were 7% lower than last year.

o Down $.01 due to the net effect of various other items including an increase in interest charges and payroll and use taxes, which was partially offset by a reduction in income taxes. The increase in interest charges results from the issuance of medium-term notes in December of 2005.

                                                                        page -2-

      Unregulated - Fuel Distribution Business: - $ .04

o Down $.06 due to an increase in operating expenses. The increase in operating expenses is due to an increase in marketing and other general and administrative expenses, as well as expenses associated with the acquisitions made in the fourth quarter and the first half of 2006.

o Up $.02 due to an increase in service profitability resulting primarily from an increase in service contract revenue. Gross margin from the sale of petroleum products was flat. A decrease in volume and margin in heating oil was offset by an increase in margin in motor fuels.

      Unregulated - Other Businesses: + $ .01

o Up $.04 due to an increase in income from Central Hudson Enterprises Corp.'s (CHEC) other investment interests, primarily its interest in the Cornhusker fuel ethanol production plant in Nebraska.

o Up $.03 from a gain on the sale of property held by Energy Group, the holding company.

o Up $.02 due to a reduction in business development costs and injuries and damages expense.

o Down $.08 due largely to the absence in the current quarter of favorable income tax adjustments recorded in the second quarter of 2005 related to the completion of a tax audit for 2001.

                                                                        page -3-

Second Quarter Results of Operations

Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within Central Hudson's service territory decreased 3% in the second quarter of 2006 as compared to the same quarter in 2005. Deliveries to residential and commercial customers decreased 4% and 2%, respectively, resulting from a decrease in usage due to weather, which was partially offset by modest customer growth. Residential electric heating degree-days decreased 7% compared to the prior year while residential cooling degree-days decreased 3%. Deliveries to industrial customers decreased 4%.

Utility deliveries of natural gas to firm Central Hudson customers decreased 10% as compared to last year's delivery volume. Deliveries to residential and commercial customers, largely space heating deliveries, decreased 10% and 9%, respectively, due to warmer weather in the months of April and May, and were partially offset by modest customer growth. Residential gas heating degree-days for these two months, as compared to last year, decreased 9%. Industrial deliveries, which represent approximately 4% of total firm deliveries, decreased 19%, while deliveries to interruptible customers increased 16% due to an increase in the delivery of natural gas for electric generation.

Utility electric and natural gas operating revenues increased $6.6 million (4.8%) from $137.8 million in 2005 to $144.4 million in 2006. Electric revenues increased $1.3 million (1.2%) and natural gas revenues increased by $5.3 million (17.1%). Electric revenues increased due largely to revenues made available by Central Hudson's current Settlement Agreement after ratemaking operating income reached a certain level and also, due to a change in revenues recorded for weather-hedging contracts. These increases were partially offset by a decrease in sales for resale revenues; a decrease in revenues related to the recovery of purchased electricity costs through Central Hudson's energy cost adjustment mechanism, and a decrease in revenues from deliveries. Gas revenues increased due primarily to an increase in sales of natural gas for electric generation. These resale revenues increased $8.3 million, which was partially offset by a decrease in revenues related to the recovery of natural gas supply costs and a decrease in revenues from deliveries.

Total utility operating expenses, including income taxes, increased $7.8 million (6.0%) from $129.4 million in 2005 to $137.2 million in 2006. The increase in operating expenses results largely from an increase in purchased natural gas expense, which increased $4.6 million due to an increase in volumes purchased, most of which was sold for electric generation. The increase of $10.0 million for volumes purchased was partially offset by a reduction in the wholesale cost of natural gas of $1.3 million and a decrease of $4.1 million in amounts recorded related to the recovery of these costs through Central Hudson's gas cost adjustment mechanism. Other operating expenses, including income taxes, increased $4.5 million due to an increase in expenses for electric line clearance work, transmission line inspections and other electric transmission and distribution maintenance and operation functions; an increase in expense related to uncollectible accounts and injuries and damages; and increases in other general and administrative expenses. These increases were partially offset by a decrease in income taxes due to lower taxable income and a decrease in purchased electricity expense. The latter is due to lower wholesale costs and a reduction in volumes purchased due to a decrease in electric deliveries.

Other Income increased by $.4 million reflecting an increase in regulatory carrying charges due from customers related to pension costs and the recording of favorable regulatory adjustments for the change in interest rates on Central Hudson's variable rate long-term debt. The latter adjustment offsets the increase in interest on the variable rate debt noted below.

Interest Charges increased $1.2 million due to an increase in interest charges on long and short-term debt and an increase in regulatory carrying charges due to customers related to a prior year adjustment on deferred proceeds from the sale of emission allowances. Interest on long-term debt increased due to the issuance of medium-term notes in December of 2005 and increased interest on Central Hudson's variable rate debt. Additional short-term debt was required in the second quarter of 2006 for working capital needs.

                                                                        page -4-

Unregulated - Fuel Distribution Business

Sales of petroleum products for CHEC's fuel distribution business increased 0.7 million gallons (2.8%) to 26.3 million gallons in the second quarter of 2006 from 25.6 million gallons in the second quarter of 2005. Motor fuel sales increased 1.3 million gallons (6.8%) from 18.2 million gallons in 2005 to 19.5 million gallons in 2006 while sales of propane decreased slightly from 0.33 million gallons in 2005 to 0.32 million gallons in 2006. Motor fuel sales increased primarily from the gain of one large volume customer and a 2005 acquisition. The decrease in propane sales is largely attributable to the warmer weather in 2006. Sales of heating oil to residential customers declined from 7.0 million gallons in 2005 to 6.5 million in 2006. The decrease resulted from a reduction in residential sales due primarily to warmer weather in the second quarter of 2006 as compared to 2005, as evidenced by a 17% decrease in heating degree-days, adjusted for billing lags. The decrease in volume was partially offset by an increase in sales from acquisitions made in the fourth quarter of 2005 and the second quarter of 2006.

Revenues increased $16.6 million (32.2%) from $51.6 million in 2005 to $68.2 million in 2006 due to a significant increase in the price of petroleum products. Revenues from petroleum products increased $15.6 million (33.2%) from $47.0 million in 2005 to $62.6 million in 2006. Motor fuel revenues increased $13.9 million (43.2%) from $32.3 million in 2005 to $46.2 million in 2006. Heating oil revenues also increased $1.5 million (10.8%) from $13.9 million in 2005 to $15.4 million in 2006. Other revenues related to service and installations and energy services increased $1.0 million.

Operating expenses for CHEC's fuel distribution business increased $17.3 million (32.5%) from $53.2 million in 2005 to $70.5 million in 2006. The cost of petroleum increased $15.6 million or 39% due to higher wholesale market prices. Other operating expenses increased $1.7 million in 2006 due to acquisitions made in the fourth quarter of 2005 and the first half of 2006. Additionally marketing expense and other general and administrative expenses increased in 2006.

Unregulated - Other Businesses

Revenues and Operating Expenses

On April 12, 2006, CHEC purchased a majority interest in Lyonsdale Biomass, LLC ("Lyonsdale") for $9.8 million from Catalyst Renewables Corporation. Lyonsdale owns and operates a 19-megawatt wood-fired electric generating plant. The financial statements of Lyonsdale have been fully consolidated into the financial statements of CHEC.

Other Income

Other income and income taxes, for Energy Group, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations increased $.2 million as follows. Other income increased $2.1 million including $1.1 million of income realized by CHEC's investments, largely due to its interest in a fuel ethanol production plant in Nebraska; a $.7 million pre-tax gain on the sale of property held by Energy Group; and reductions in Energy Group business development expenses, and injuries and damages expense. Income taxes increased $1.9 million due to favorable adjustments recorded in the second quarter of 2005 related to the completion of a tax audit for 2001.

                                                                        page -5-

CH Energy Group, Inc.
Year-to-Date 2006 Relative to the Prior Year

Consolidated basic earnings per share for the six months ended June 30, 2006, were $1.42 as compared to earnings of $1.70 for the six months ended June 30, 2005. The $.28 per share decrease in earnings is attributable to the following:

      - A $.25 per share decrease from Central Hudson, Energy Group's regulated business, due primarily to an increase in operating expenses and a decrease in deliveries of electricity and natural gas due to weather. Expenses that increased included storm restoration efforts, electric distribution and line clearance work, electric transmission line inspection, and other expenses. These reductions in earnings were partially offset by the recording of electric and natural gas revenues to restore earnings to the allowed rate of return in accordance with the provisions of Central Hudson's current Settlement Agreement; by favorable changes in earnings related to weather-hedging contracts and electric shared earnings; and by a favorable reconciling adjustment related to Central Hudson's gas supply charge.

      - A $.06 per share decrease from CHEC's unregulated fuel distribution business due to an increase in operating expenses including marketing and other general and administrative expenses, as well as expenses associated with acquisitions made in the fourth quarter of 2005 and in the first half of 2006. The increase in expenses was offset by an increase in service profitability resulting primarily from an increase in service contract revenue and improved margins. Earnings were reduced by a decrease in sales of petroleum products due to weather.

      - A $.03 per share increase from Energy Group's other unregulated businesses largely due to income realized by CHEC's interest in the Cornhusker fuel ethanol production plant and a gain realized from the sale of property held by Energy Group, the holding company.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At June 30, 2006, CHEG had $37.0 million in cash and cash equivalents and $40.2 million of short-term investments. Its current obligations included $33.5 million of short-term debt outstanding and $33 million of current maturities of long-term debt maturing on March 28, 2007.

                                       ###

   Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                    (Unaudited)                    (Unaudited)
                                                                   3 Months Ended                 6 Months Ended
                                                                      June 30,                       June 30,
                                                              -------------------------     -------------------------

                                                                 2006           2005           2006           2005
                                                              ----------     ----------     ----------     ----------
Operating Revenues
  Electric                                                      $107,930       $106,620       $243,977       $233,277
  Natural Gas                                                     36,458         31,142        107,267         94,571
  Competitive Business Subsidiaries                               69,503         51,808        179,879        147,809
                                                              ----------     ----------     ----------     ----------
    Total Operating Revenues                                     213,891        189,570        531,123        475,657
                                                              ----------     ----------     ----------     ----------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                              144,450        124,925        366,875        317,944
  Other Expenses of Operation - Regulated Activities              29,985         24,129         58,480         48,859
  Other Expenses of Operation - Comp. Bus. Subsidiaries           15,023         12,184         30,693         26,707
  Depreciation and Amortization                                    9,124          9,102         18,077         18,189
  Taxes, Other Than Income Tax                                     8,517          8,850         16,121         16,765
                                                              ----------     ----------     ----------     ----------
    Total Operating Expenses                                     207,099        179,190        490,246        428,464
                                                              ----------     ----------     ----------     ----------

Operating Income                                                   6,792         10,380         40,877         47,193
                                                              ----------     ----------     ----------     ----------

Other Income & Deductions
  Interest and Investment Income                                   2,909          2,353          5,603          4,720
  Other - Net                                                      1,597           (324)         1,110           (846)
                                                              ----------     ----------     ----------     ----------
    Total Other Income & Deductions                                4,506          2,029          6,713          3,874
                                                              ----------     ----------     ----------     ----------

Interest Charges
  Interest on Debt                                                 4,071          3,519          8,024          6,766
  Other Interest                                                     946            262          1,983          1,318
                                                              ----------     ----------     ----------     ----------
    Total Interest Charges                                         5,017          3,781         10,007          8,084
                                                              ----------     ----------     ----------     ----------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary and Minority Interest          6,281          8,628         37,583         42,983

  Income Taxes                                                     2,099          1,853         14,858         15,625

Minority Interest                                                   (128)            --           (128)            --
                                                              ----------     ----------     ----------     ----------

Income Before Preferred Dividends of Subsidiary                    4,310          6,775         22,853         27,358

  Cumulative Preferred Stock Dividends of Subsidiary                 242            242            485            485
                                                              ----------     ----------     ----------     ----------

Net Income                                                         4,068          6,533         22,368         26,873

Dividends Declared on Common Stock                                 8,512          8,511         17,023         17,023
                                                              ----------     ----------     ----------     ----------

Amount Retained in the Business                                  ($4,444)       ($1,978)        $5,345         $9,850
                                                              ==========     ==========     ==========     ==========

Avg. Shares of Common Stock Outstanding -  (Basic)  (000s)        15,762         15,762         15,762         15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)        15,775         15,769         15,776         15,770

Earnings Per Share -  (Basic)                                      $0.26          $0.41          $1.42          $1.70
Earnings Per Share - (Diluted)                                     $0.26          $0.41          $1.41          $1.70

Dividends Declared Per Share                                       $0.54          $0.54          $1.08          $1.08

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                               June 30,       December 31,
                                                               2006 (1)         2005 (2)
                                                             ------------     ------------
                                                                 (Thousands of Dollars)
                 ASSETS
UTILITY PLANT
  Utility Plant                                                $1,090,152       $1,074,215
    Less Accumulated Depreciation                                 342,116          333,164
                                                             ------------     ------------

                                                                  748,037          741,051
  Construction Work in Progress                                    49,434           38,460
                                                             ------------     ------------

  Net Utility Plant                                               797,471          779,511
                                                             ------------     ------------

OTHER PROPERTY AND PLANT & EQUIPMENT                               33,810           23,138
                                                             ------------     ------------

CURRENT ASSETS
  Cash and Cash Equivalents                                        36,968           49,410
  Short-term Investments - available-for-sale securities           40,200           42,100
  Accounts Receivable from Customers                               70,795           97,462
  Materials & Supplies                                             29,239           28,350
  Fair Value of Derivative Instruments                                  9               --
  Regulatory Assets                                                18,719           30,764
  Special Deposits and Prepayments                                 27,422           24,350
  Accumulated Deferred Income Tax - Net                            15,335            8,836
  Other                                                            11,434           15,660
                                                             ------------     ------------

                                                                  250,121          296,932
                                                             ------------     ------------

DEFERRED CHARGES AND OTHER ASSETS                                 312,532          279,925
                                                             ------------     ------------

      TOTAL                                                    $1,393,934       $1,379,506
                                                             ============     ============

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity (3)                                              $509,321         $503,833
  Cumulative Preferred Stock:
    Not subject to mandatory redemption                            21,027           21,027
  Long-term Debt                                                  310,887          343,886
                                                             ------------     ------------

                                                                  841,235          868,746
                                                             ------------     ------------

CURRENT LIABILITIES
  Current Maturities of Long-Term Debt                             33,000               --
  Notes Payable                                                    33,500           30,000
  Accounts Payable                                                 32,236           54,926
  Accrued Interest                                                  5,594            5,156
  Dividends Payable                                                 8,754            8,754
  Accrued Taxes Payable                                             4,735               --
  Regulatory Liabilities                                               --              373
  Fair Value of Derivative Instruments                              2,245              335
  Other                                                            36,648           34,627
                                                             ------------     ------------

                                                                  156,712          134,171
                                                             ------------     ------------

DEFERRED CREDITS AND OTHER LIABILITIES                            253,014          242,805
                                                             ------------     ------------

ACCUMULATED DEFERRED INCOME TAX (NET)                             141,479          133,784
                                                             ------------     ------------

MINORITY INTEREST                                                   1,494               --
                                                             ------------     ------------

      TOTAL                                                    $1,393,934       $1,379,506
                                                             ============     ============

(1)   Unaudited.

(2) Subject to explanations contained in the Annual Report of the Company for the Year 2005.

(3) Shares outstanding at June 30, 2006 = 15,762,000. Shares outstanding at Dec. 31, 2005 = 15,762,000.

                         Selected Financial Information

                                                         3 Months Ended June 30,                      6 Months Ended June 30,
                                                  ---------------------------------------    ---------------------------------------
                                                     2006          2005       % Variation       2006          2005       % Variation
                                                  ----------    ----------    -----------    ----------    ----------    -----------
CENTRAL HUDSON GAS & ELECTRIC CORP

      Sales of Electricity (Mwh):                                                                                                 *
           Residential                               420,555       438,318            (4)       976,110     1,043,716            (6)
           Commercial                                460,377       470,359            (2)       958,624       990,302            (3)
           Industrial                                368,010       384,064            (4)       709,923       724,232            (2)
           Other                                       7,624         7,624            --         18,096        18,003             1
                                                  ----------    ----------    ----------     ----------    ----------    ----------

                Total Own Territory                1,256,566     1,300,365            (3)     2,662,753     2,776,253            (4)
                                                  ==========    ==========    ==========     ==========    ==========    ==========

      Sales of Gas (Mcf.):                                                                                                        *
           Residential                               898,695     1,002,286           (10)     3,320,212     3,793,825           (12)
           Commercial                              1,079,678     1,188,721            (9)     3,765,813     4,272,366           (12)
           Industrial                                 78,337        96,312           (19)       269,329       363,934           (26)
           Other                                       3,447         2,777            24         17,651        19,051            (7)
                                                  ----------    ----------    ----------     ----------    ----------    ----------

      Total Firm Sales                             2,060,157     2,290,096           (10)     7,373,005     8,449,176           (13)

           Interruptible Sales                       897,233       770,864            16      2,013,755     1,951,432             3
                                                  ----------    ----------    ----------     ----------    ----------    ----------

      Total Own Territory                          2,957,390     3,060,960            (3)     9,386,760    10,400,608           (10)
                                                  ==========    ==========    ==========     ==========    ==========    ==========

*  Includes volumes related to Electric
      or Gas Energy Delivery Services

      Electric Cooling Degree Days:
           Billing Cycle                                  62            64            (3)            62            64            (3)
           Normal Biling Cycle                            58            58            --             58            58            --
           Actual in Period                              177           240           (26)           177           240           (26)

      Electric Heating Degree Days:
           Billing Cycle                               1,492         1,609            (7)         4,413         4,809            (8)
           Normal Biling Cycle                         1,596         1,596            --          4,824         4,824            --
           Actual in Period                              697           701            (1)         3,478         3,939           (12)

      Gas Heating Degree Days:
           Billing Cycle                               1,618         1,755            (8)         4,493         4,907            (8)
           Normal Biling Cycle                         1,754         1,758            --          4,947         4,941            --
           Actual in Period                              699           682             2          3,412         3,885           (12)

      Electric Output For Own Territory (Mwh.):
           Generated                                  27,845        19,477            43         62,174        55,001            13
           Purchased                               1,304,354     1,425,426            (8)     2,702,315     2,894,544            (7)
                                                  ----------    ----------    ----------     ----------    ----------    ----------

      Total                                        1,332,199     1,444,903            (8)     2,764,489     2,949,545            (6)
                                                  ==========    ==========    ==========     ==========    ==========    ==========

      Gas Send-out Firm Customers (Mcf.)             958,928     1,140,733           (16)     4,669,800     6,051,143           (23)
                                                  ==========    ==========    ==========     ==========    ==========    ==========

CH ENERGY GROUP, INC

      Earnings Per Share - (Basic)                     $0.26         $0.41           (37)         $1.42         $1.70           (16)
      Dividends Declared Per Share                     $0.54         $0.54            --          $1.08         $1.08            --

                                                   June 30,      Dec. 31,
                                                     2006          2005       % Variation
                                                  ----------    ----------    -----------
      Book Value Per Share                            $32.31        $31.97             1

      Retained Earnings (000s)                      $203,362      $198,017             3

      Common Equity Ratio (%)                           56.1%         56.0%           --

                              C H ENERGY GROUP, INC

                           Selected Financial Indices

              12 Months Ended June 30, 2006 vs. Calendar Year 2005

                                                   12 Months          Calendar
                                                     Ended              Year
                                                 June 30, 2006          2005
                                                 -------------      ------------

Earnings Per Share - (Basic)                          $2.52             $2.81

Earned Return on Common Equity  (Per Books)            7.82%             8.77%

Pretax Coverage of Fixed Charges                       3.95 x            4.51 x

Dividends Declared                                    $2.16             $2.16

Pay-out Ratio                                          85.7%             76.9%

Common Equity Ratio                                    56.1%             56.0%

Retained Earnings ($000)                           $203,362          $198,017

Book Value Per Share  (End of Period)                $32.31            $31.97

CH Energy Group Segment Information - 6 Months Ended June 30, 2006

                                                      Regulated                            Unregulated
                                             ----------------------------     -------------------------------
   ($000s Except                                Natural       Fuel Oil
Earnings Per Share)               Electric        Gas       Distribution      Other      Elim(s).           Total
-------------------             ------------------------    ------------------------    ----------       -----------
Revenues from
  external customers              $243,977      $107,267      $178,059        $1,820            --          $531,123
Intersegment revenues                    6           239            --            --         ($245)               --
                                ------------------------    ------------------------    ----------       -----------
         Total Revenues           $243,983      $107,506      $178,059        $1,820         ($245)         $531,123

Earnings before income taxes       $16,221       $13,027        $3,789        $4,189         ($128)(2)       $37,098

Net Income                          $9,307        $7,385        $2,274        $3,402            --           $22,368

Earnings per share (basic)           $0.59         $0.47         $0.14         $0.22(1)         --             $1.42

Segment Assets @ 6/30/06          $847,814      $294,137      $146,805      $105,885         ($707)(3)    $1,393,934

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.06 per share, with the balance of $.16 per share resulting primarily from investment and business development activities.

(2)   Minority Interest related to Lyonsdale

(3)   Includes minority interest related to Lyonsdale

CH Energy Group Segment Information - 6 Months Ended June 30, 2005

                                       Regulated                   Unregulated
                                ------------------------    ------------------------
  ($000s Except                                  Natural      Fuel Oil
Earnings Per Share)              Electric          Gas      Distribution      Other      Elim(s).           Total
-------------------             ------------------------    ------------------------    ----------       -----------
Revenues from
  external customers              $233,277       $94,571      $147,354          $455            --          $475,657
Intersegment revenues                    6           201            --            --         ($207)               --
                                ------------------------    ------------------------    ----------       -----------

         Total Revenues           $233,283       $94,772      $147,354          $455         ($207)         $475,657

Earnings before income taxes       $20,696       $14,189        $5,284        $2,329            --           $42,498

Net Income                         $12,347        $8,270        $3,171        $3,085            --           $26,873

Earnings per share (basic)           $0.78         $0.53         $0.20         $0.19(1)         --             $1.70

Segment Assets @ 6/30/05          $789,180      $267,764      $136,065      $124,704       ($1,230)       $1,316,483

(1) The amount of unregulated EPS attributable to CHEC's other business activities was $0.02 per share, with the balance of $0.17 per share resulting primarily from investment and business development activities and the recording of New York State income tax benefits related to the completion of the Energy Group tax audit.

CH Energy Group Segment Information - Quarter Ended June 30, 2006

                                        Regulated                  Unregulated
                                  ----------------------     ------------------------
  ($000s Except                                  Natural        Fuel
Earnings Per Share)               Electric         Gas       Distribution      Other         Elim(s).           Total
-------------------               ----------------------     ------------------------       ----------       -----------
Revenues from
  external customers              $107,930       $36,458       $68,224         $1,279               --          $213,891
Intersegment revenues                    3            34            --             --             $(37)               --
                                  ----------------------     ------------------------       ----------       -----------
         Total Revenues           $107,933       $36,492       $68,224         $1,279             $(37)         $213,891

Earnings before income taxes        $4,821        $2,039       ($3,407)        $2,714             (128)(2)        $6,039

Net Income                          $2,864        $1,017       ($2,044)        $2,231               --            $4,068

Earnings per share (basic)           $0.18         $0.07        ($0.13)         $0.14(1)            --             $0.26

Segment Assets @ 6/30/06          $847,814      $294,137      $146,805       $105,885            $(707)(3)    $1,393,934

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.04 per share, with the balance of $.010 per share resulting primarily from investment activity.

(2)   Minority Interest related to Lyonsdale

(3)   Includes minority interest related to Lyonsdale

CH Energy Group Segment Information - Quarter Ended June 30, 2005

                                        Regulated                   Unregulated
                                  ----------------------      -----------------------
  ($000s Except                                  Natural          Fuel
Earnings Per Share)               Electric         Gas        Distribution     Other         Elim(s).        Total
-------------------               ----------------------      -----------------------       ----------    -----------
Revenues from
  external customers              $106,620       $31,142       $51,598           $210               --       $189,570
Intersegment revenues                    3            34            --             --             $(37)            --
                                  ----------------------      -----------------------       ----------    -----------
         Total Revenues           $106,623       $31,176       $51,598           $210             $(37)      $189,570

Earnings before income taxes        $7,857        $1,950       ($2,486)        $1,065               --         $8,386

Net Income                          $4,854        $1,016       ($1,492)        $2,155               --         $6,533

Earnings per share (basic)           $0.31         $0.06        ($0.09)         $0.13(1)            --          $0.41

Segment Assets @ 6/30/05          $789,180      $267,764      $136,065       $124,704          $(1,230)    $1,316,483

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share, the balance of $.12 resulted primarily from the recording of a New York State income tax benefit of $0.09 related to the completion of the Energy Group tax audit and investment and business development activities.